Exhibit 10.1

SAMDREW V, INC.

January 2, 2007

Kevin Maloney, CEO
QuantumSphere, Inc.
2905 Tech Center Dr.
Santa Ana, CA 92705

Re: Letter of Intent for Reverse Merger

Dear Mr. Maloney:

Further to our recent discussions, this letter of intent summarizes the terms upon which Samdrew V, Inc. (“Samdrew”) intends to combine with QuantumSphere, Inc. (“QuantumSphere”) either through a merger between QuantumSphere and a wholly owned subsidiary of Samdrew, or an exchange of shares of stock of QuantumSphere for shares of common stock, par value $.0001 per share (“Common Stock”) of Samdrew (the “Merger”). The parties intend to begin preparation of agreements necessary for the Merger (“Definitive Agreements”) in accordance with the following terms:

1.
Merger. At closing of the Merger (“Closing”), an estimated 5,241,180 shares of Common Stock, options to purchase an estimated 1,693,792 shares of Common Stock, and warrants to purchase an estimated 3,492,823 shares of Common Stock will be issued to the current shareholders, option holders and warrant holders of QuantumSphere, respectively, in addition to shares or other securities to be issued in connection with the Financing (as defined below). As a result, an estimated 10,427,795 shares of Common Stock, calculated on a fully diluted basis, will be outstanding upon Closing but prior to the Financing and excluding the shares of Common Stock to be retained by the Samdrew founders. Upon the consummation of the Financing, it is estimated that up to 1,846,154 shares of Common Stock and warrants to purchase up to 923,077 shares of Common Stock will be issued therein. Upon the consummation of the Financing and the issuance of Common Stock, options and warrants in exchange for 100% of the outstanding securities of QuantumSphere, the Samdrew founders, collectively, shall hold $1,000,000 of Common Stock following the Closing, calculated on a fully diluted basis. The number of shares of Common Stock to be issued to the Samdrew founders, collectively, shall be based upon the price per share of the Common Stock to be issued pursuant to the private placement referred to in Section 2 below.

2.
Private Placement. A condition to Closing for Samdrew will be the completion of a private placement of securities raising gross proceeds of at least $3 million on terms reasonably acceptable to Samdrew (the “Financing”).

3.
Registration; Lock-Up. After the Closing, Samdrew, at its cost, will register for resale all currently outstanding shares of Samdrew Common Stock (“Samdrew Founder Shares”). The registration statement will be filed within 45 days after Closing, and become effective no more than 150 days after Closing; provided, however, in the event the registration statement is not declared effective by the 150th day following the Closing due to comments provided by the Securities and Exchange Commission relating to Rule 415 of the Securities Act of 1933, as amended, then the 150 day deadline shall be extended for an additional 60 days. If Samdrew fails to meet either of these deadlines, Samdrew will issue additional Common Stock to the current Samdrew shareholders in an amount equal to 1.5% per month of the value of the Samdrew Founder Shares on the date of Closing (“Closing Date Value”) until the obligation to file or obtain effectiveness, as applicable, is satisfied. If Samdrew does not obtain the effectiveness of such registration within 12 months after Closing, the holders of Samdrew Founder Shares will have the option either (a) to resell the Samdrew Founder Shares back to Samdrew for a cash payment equal to 110% of the Closing Date Value or (b) continue to receive a penalty equal to 1.5% per month of the Closing Date Value, in the form of shares or cash, at the option of such holder.

A.  Lock-Up. Each of the founders of Samdrew shall enter into a lock-up agreement prohibiting the sale of their respective shares prior to the one (1) year anniversary of Closing.

4.
Additional Conditions. All necessary consents of third parties will be obtained prior to Closing. Definitive Agreements will contain customary representations, warranties and covenants. The board of directors of Samdrew and the board of directors and shareholders of QuantumSphere shall have approved the Definitive Agreements. Closing will occur as soon as practicable, but the parties desire Closing be completed no later than March 31, 2007.

5.
No-Shop. In consideration of the expense and effort that will be expended by Samdrew in due diligence and the negotiation of the Definitive Agreements, neither QuantumSphere nor its affiliates will, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person or entity relating to a transaction of the type set forth herein or any other potential merger, acquisition, sale or financing transaction (other than a financing to take place contemporaneous with the Closing) until the earlier to occur of the Closing, the date on which Samdrew and QuantumSphere mutually agree in writing to discontinue negotiations regarding such a transaction on the terms set forth herein or March 31, 2007.

6.
Definitive Agreements; Consents. Samdrew and QuantumSphere shall negotiate in good faith to arrive at mutually acceptable Definitive Agreements for approval, execution and delivery on the earliest practicable date. The parties shall cooperate with each other and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals, if any, from third parties or governmental entities, and to endeavor to comply with all other legal or contractual requirements for, or preconditions to, the execution and consummation of the Definitive Agreements.

7.
Confidentiality. The parties each covenant and agree that, except as consented to by the parties, neither they nor any of their respective officers, directors, employees, agents or representatives will disclose any confidential information of the other to any third party, except (i) as required by law or regulation (including applicable securities regulations), or (ii) to a party’s accountants, lawyers, employees, advisors and representatives in connection with evaluating whether to proceed with negotiating and closing the transactions contemplated herein or (iii) in connection with obtaining consents required by the Definitive Agreements.

8.
Costs. Each party shall be responsible for and bear all of their own costs and expenses incurred in connection with the proposed transaction, except that QuantumSphere shall reimburse Samdrew for its counsel fees and expenses, in the amount of $50,000, but only upon a Closing.

9.
No Material Changes in Business. From and after the date of this letter of intent until the earliest to occur of the termination of this letter of intent, March 31, 2007 or the date of execution of the Definitive Agreements, QuantumSphere will use commercially reasonable efforts to maintain the business in accordance with its customary practices and otherwise to conduct its business in the ordinary course in the manner in which it has heretofore been conducted and to preserve its business relationships with customers, suppliers and content providers. During such time, QuantumSphere shall notify Samdrew of any action outside the ordinary course of business or any commitment involving more than $20,000.

10.
Binding Nature of Letter. Sections 1-4 of this letter of intent (the “Non-Binding Provisions”) reflect our mutual understanding of the matters described in them, but each party acknowledges that the Nonbinding Provisions are not intended to create or constitute any legally binding obligation between the parties. No party to this letter of intent shall have any liability to any other party based upon, arising from, or relating to the Nonbinding Provisions. Sections 5-11 of this letter of intent (the “Binding Provisions”) shall constitute the legally binding and enforceable agreement of the parties (in recognition of the significant costs to be borne by the parties in pursuing the transactions set forth herein). The Binding Provisions (along with the rest of this letter of intent) may be terminated (A) by mutual written consent of both parties; or (B) upon written notice by either party to the other if the Definitive Agreements have not been executed by January 31, 2007, provided, however, that the termination of the Binding Provisions shall not affect the liability for breach of any of the Binding Provisions prior to the termination.

11.
Counterparts, etc. This letter of intent may be executed in separate counterparts, none of which need contain all the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. The Binding Provisions may only be amended in writing signed by both parties. The Binding Provisions reflect the entire agreement among the parties with respect to the subject matter thereof. This letter of intent may not be assigned. Telecopied or email (via PDF) signatures shall be deemed to have the same effect as an original.

If you are in agreement with the foregoing as a basis for negotiating Definitive Agreements between us with respect to the matters set forth herein, please execute the attached and return it to me.

Sincerely, SAMDREW V, INC. By: /s/ David N. Feldman David N. Feldman, President

ACCEPTED AND AGREED:
QUANTUMSPHERE, INC.

By: Kevin Maloney
Kevin Maloney, CEO